EXHIBIT 99.2
CDW Authorizes $750 Million Share Repurchase Program Increase and Declares Quarterly Cash Dividend of $0.625 Per Share
Reinforces Ongoing Commitment to Delivering Value to Stockholders

VERNON HILLS, Ill., February 5, 2025 -- CDW Corporation (Nasdaq: CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced that its Board of Directors has authorized a $750 million increase to the Company’s share repurchase program and declared a quarterly cash dividend. The cash dividend of $0.625 per common share will be paid on March 11, 2025 to all stockholders of record as of the close of business on February 25, 2025. This amount represents a 1 percent increase over last year’s dividend.
“Since our IPO in June 2013, our dividend has increased nearly fifteen-fold from its initial level and we have returned more than $7.2 billion to stockholders through dividends and share repurchases,” said Albert J. Miralles, chief financial officer, CDW. “Our capital allocation strategy continues to emphasize dividend growth, along with managing our net leverage and making strategic acquisitions, in addition to share repurchases. This strategy has enabled us to deliver value to our stockholders, just as we have delivered value to our customers and partners for 40 years.”
Future dividends and share repurchase authorizations will be subject to approval by CDW's Board of Directors. The $750 million authorization is incremental to the approximately $588 million remaining from the previous repurchase program as of December 31, 2024. Share repurchases under the program will be made from time to time in private transactions, open market purchases or other transactions as permitted by securities laws and other legal requirements. The timing and amounts of any purchases will be based on market conditions and other factors including but not limited to price, regulatory requirements and capital availability. The program does not require the purchase of any minimum dollar amount or number of shares and the program may be modified, suspended or discontinued at any time.
About CDW
CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW helps its customers navigate an increasingly complex IT market and maximize return on their technology investments. For more information about CDW, please visit www.CDW.com.
Forward-Looking Statements
Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future dividends, share repurchases, earnings growth, capital allocation, leverage ratio and other strategic plans of CDW. These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those described in such statements. Although CDW believes that its plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that it will achieve those plans, intentions or expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Inquiries	Media Inquiries
Steven O’Brien	Sara Granack
Vice President, Investor Relations	Vice President, Corporate Communications
(847) 968-0238	(847) 419-7411
investorrelations@cdw.com	mediarelations@cdw.com
CDWPR-FI